Exhibit 10.1

DAWSON JAMES SECURITIES, INC.

August 5, 2026

CONFIDENTIAL

Mr. Brian Valania CEO

Mitesco, Inc.

505 Beachland Blvd., Suite 1377

Vero Beach, FL. 32963

Re: Engagement Agreement – Advisory Services

Dear Mr. Valania:

The purpose of this engagement letter is to outline our agreement (“Agreement”) pursuant to which Dawson James Securities, Inc. (“Dawson”) will act as a financial advisor to Mitesco, Inc. (collectively, with its subsidiaries and affiliates, the “Company”).

The terms of our agreement in principle are as follows:

1. Engagement For Advisory Services; Services. The Company hereby engages Dawson, for the period beginning on the date hereof and ending Six (6) months from the date hereof. During the Engagement Period, Dawson will assist the Company as requested: (i) in formulating capital markets strategy; (ii) in evaluating potential financing offers; and (iii) to provide non-deal investor introductions for the Company.

2. Advisory Compensation;. Upon engagement, Mitesco Inc.shall issue to Dawson James Securites one million shares on Restrictive Common Stock with piggy back registration rights. During the Engagement Period, the Company agrees to promptly reimburse Dawson for all reasonable travel and other out-of-pocket expenses approved in advance by the Company arising out of Dawson’s engagement hereunder for advisory services.

3. Tail Financing. Dawson shall be entitled to fees to be mutually agreed upon in writing in advance with respect to any offering or other financing or capital-raising transaction of any kind, including merger and acquisition transactions. (“Tail Financing”) to the extent that such Tail Financing is provided to the Company by parties whom Dawson had Introduced, as defined below, to the Company during the Engagement Period, if such Tail Financing is consummated at any time within the Six (6) month period following the expiration or termination of this Agreement, whichever is later (the “Tail Period”). For purposes of this Agreement, “Introduced” shall mean investors who (i) replied to Dawson’s outreach during the Term, and (ii) had a virtual or in-person meeting with the Company CEO or Management arranged by Dawson during the Term.

4. Survival. Paragraphs 3, 4, 5, 8, and 10 hereof shall survive the termination of this engagement letter.

5. No Other Agreements. The Company represents and warrants to Dawson that the entry into this engagement letter or any other action of the Company will not violate any agreement between the Company and any other broker-dealer or financial advisor.

6. Publicity. The Company agrees that it will not issue press releases or engage in any other publicity, without Dawson’s prior written consent (which shall not be unreasonably withheld), during the Engagement Period.

7. Information. During the Engagement Period, the Company agrees to cooperate with Dawson and to furnish, or cause to be furnished, to Dawson, all information and data concerning the Company that Dawson deems appropriate (the “Information”). The Company will provide Dawson reasonable access during normal business hours from and after the date of execution of this engagement letter during the Engagement Period to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. Except as contemplated by the terms hereof or as required by applicable law, Dawson will keep strictly confidential all non-public Information concerning the Company provided to Dawson. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Dawson, (b) was known or became known by Dawson prior to the Company’s disclosure thereof to Dawson as demonstrated by the existence of its written records, (c) becomes known to Dawson from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Dawson.

8. No Third Party Beneficiaries; No Fiduciary Obligations. This engagement letter does not create and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that: (i) Dawson is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this engagement letter or the retention of Dawson hereunder, all of which are hereby expressly waived; and (ii) Dawson is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, Dawson or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this engagement letter. During the course of Dawson engagement with the Company, Dawson may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

9. Indemnification, Advancement & Contribution.

(a) Indemnification. The Company agrees to indemnify and hold harmless Dawson, its affiliates and each person controlling Dawson (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of Dawson, its affiliates and each such controlling person (Dawson, and each such entity or person hereafter is referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel for the Indemnified Persons) (collectively, the “Expenses”) and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of any services provided hereunder. The Company also agrees to advance and to reimburse each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Section 9.

(b) Procedure. Upon receipt by an Indemnified Person of actual notice of an action against such Indemnified Person with respect to which indemnity may reasonably be expected to be sought under this Section 9, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any obligation or liability which the Company may have on account of this Section 9 or otherwise to such Indemnified Person. The Company shall, if requested by Dawson, assume the defense of any such action (including the employment of counsel designated by Dawson and reasonably satisfactory to the Company). Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ separate counsel designated by Dawson for the benefit of Dawson and the other Indemnified Persons or (ii) such Indemnified Person shall have been advised that in the opinion of counsel that there is an actual or potential conflict of interest that prevents (or makes it imprudent for) the counsel designated by Dawson and engaged by the Company for the purpose of representing the Indemnified Person, to represent both such Indemnified Person and any other person represented or proposed to be represented by such counsel. The Company shall not be liable for any settlement of any action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of Dawson, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person, acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The advancement, reimbursement, indemnification and contribution obligations of the Company required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as every Liability and Expense is incurred and is due and payable, and in such amounts as fully satisfy each and every Liability and Expense as it is incurred (and in no event later than 30 days following the date of any invoice therefore).

(c) Contribution. In the event that a court of competent jurisdiction makes a finding that indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Dawson and any other Indemnified Person, on the other hand, of the matters contemplated by this Section 9 or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Dawson and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by Dawson pursuant to this engagement letter.

(d) Limitation. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this engagement letter, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction has made a finding that Liabilities (and related Expenses) of the Company have resulted exclusively from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

10. Governing Law; Venue. This engagement letter will be deemed to have been made and delivered in the State of Florida and the provisions of this agreement and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Florida, without regard to the conflict of laws principles thereof. Each of Dawson and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the county of Palm Beach, Florida (ii) waives any objection which it may hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the courts located in the county of Palm Beach, Florida, in any such suit, action or proceeding. Each of Dawson and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Dawson mailed by certified mail to Dawson’s address will be deemed in every respect effective service process upon Dawson, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Dawson nor its affiliates, and the respective officers, directors, employees, agents and representatives of Dawson, its affiliates and each other person, if any, controlling Dawson or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Dawson will act under this engagement letter as an independent contractor with duties to the Company.

If you are in agreement with the foregoing, please sign and return to us one copy of this engagement letter to Dawson James Securities, Inc. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES CONTINUE]

Very truly yours,

DAWSON JAMES SECURITIES, INC.

By
Robert D. Keyser Jr., CEO

Accepted and agreed as of the date first written above:

Mitesco Inc.

By
Brian Valinia, CEO